Exhibit 10.1

Fidelity Federal Bank & Trust

Employee Stock Ownership Plan

AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2005

TABLE OF CONTENTS

ARTICLE I. INTRODUCTION		1
1.1	The Plan	1
1.2	Purpose	1
1.3	Intention	1

ARTICLE II. DEFINITIONS		1
2.1	Meanings	1
2.2	Accounting Date	1
2.3	Account	1
2.4	Anniversary Date	1
2.5	Bank	1
2.6	Beneficiary	1
2.7	Break In Service	2
2.8	Code	2
2.9	Committee	2
2.10	Company	2
2.11	Controlled Group	2
2.12	Disability	3
2.13	Distributee	3
2.14	Direct Rollover	3
2.15	Early Retirement Date	3
2.16	Earnings	3
2.17	Effective Date	3
2.18	Eligible Retirement Plan	3
2.19	Eligible Rollover Distribution	3
2.20	Employee	4
2.21	Employer or Participating Employer	4
2.22	Employer Contributions	5
2.23	Employment Date	5
2.24	ERISA	5
2.25	Highly Compensated Employee	5
2.26	Hours of Service	6
2.27	Leave of Absence	6
2.28	Limitation Year	6
2.29	Normal Retirement Date	6
2.30	Participant	6
2.32	Plan	6
2.33	Plan Administrator	6
2.34	Plan Year	6
2.35	Reemployment After a Period of Uniformed Service	6
2.36	Reemployment Date	8
2.37	Service	8
2.38	Stock	9
2.39	Stock Obligation	9
2.40	Trust Agreement	9
2.41	Trust Fund	9
2.42	Trustee	9
2.43	Unallocated Stock Fund	9
2.44	Uniformed Service	9

2.45	Years of Service	9

ARTICLE III. PARTICIPATION		9
3.1	Participants	9
3.2	Automatic Suspension of Participation	10
3.3	Termination	11
3.4	Reemployment After a Termination Date	11

ARTICLE IV. SERVICE CREDITS		11
4.1	Years of Service	11
4.2	Employment With Non-Participating Companies	11
4.3	Breaks In Service and Reemployment	11

ARTICLE V. CONTRIBUTIONS AND ALLOCATIONS		12
5.1	Employer Contributions for Stock Obligation	12
5.2	Discretionary Contributions	12
5.3	Limits on Contributions to Highly Compensated Employees	13
5.4	Limitation on Annual Additions	13
5.5	Correcting Excess Annual Additions	14
5.6	Limitations as to Certain Participants	14
5.7	Non-Reversion	15
5.8	Remittance of Contributions	15
5.9	Allocations upon a Change in Control	15

ARTICLE VI. INVESTMENT OF CONTRIBUTIONS		15
6.1	Trust Fund	15
6.2	Acquisition of Stock	16
6.3	Participant’s Option to Diversify	16
6.4	Dividends on Stock	17
6.5	Voting and Tendering of Stock	17

ARTICLE VII. VALUATION OF PARTICIPANT’S ACCOUNT		18
7.1	Accounts	18
7.2	Crediting of Contributions	18
7.3	Value of the Accounts	18
7.4	Market Value	18
7.5	Statements	19

ARTICLE VIII. VESTING		19
8.1	Vesting	19
8.2	Forfeitures	20
8.3	Participant’s Reinstatement of Forfeiture	20

ARTICLE IX. DISTRIBUTION		20
9.1	Distribution Events	20
9.2	Form of Distribution	20
9.3	Timing of Distributions	21
9.4	Deferral of Distribution	21
9.5	Reemployment of Participant	21
9.6	Valuation of Accounts	22
9.7	Minimum Distribution Requirements	22
9.8	Eligible Rollover Distributions	22
9.9	Delayed Payments	22
9.10	Unlocated Participants	22
9.11	Distributions Under a Qualified Domestic Relations Order	22

ARTICLE X. WITHDRAWALS AND LOANS		23
10.1	Withdrawals	23
10.2	Loans to Participants	23

ARTICLE XI. OPERATION OF THE PLAN		23
11.1	Named Fiduciaries	23
11.2	Actions of the Fiduciaries	23
11.3	Procedures for Plan Operation	24
11.4	Funding Policy	24
11.5	Assets in Trust	24
11.6	Expenses	24

ARTICLE XII. PLAN ADMINISTRATION AND THE COMMITTEE		24
12.1	Appointment of Committee	24
12.2	Action by Committee	24
12.3	Rules and Regulations	25
12.4	Powers	25
12.5	Records	26
12.6	Authority to Act	26
12.7	Liability for Acts	26
12.8	Compensation and Expenses	26
12.9	Indemnification	26
12.10	Denied Claims	26
12.11	Effect of Fiduciary Action	27

ARTICLE XIII. THE TRUST		27
13.1	Trust Agreement	27
13.2	Benefits Supported Only by Trust Fund	28
13.3	Trust Fund Applicable Only to Payment of Benefits	28

ARTICLE XIV. AMENDMENT TO THE PLAN		28
14.1	Right to Amend	28
14.2	Restrictions on Amendment	28

ARTICLE XV. TERMINATION OF THE PLAN		28
15.1	Events Constituting Termination	28
15.2	Allocation of Assets	29
15.3	Manner of Distribution	29
15.5	Residual Amounts	29
15.6	Liquidation of Trust Fund	30

ARTICLE XVI. MISCELLANEOUS PROVISIONS		30
16.1	No Assignment of Benefit	30
16.2	No Implied Rights to Employment	30
16.3	Plan Assets, Merger or Transfer	30
16.4	Benefits Payable to Minors and Incompetents	30
16.5	Effectuation of Interest	31
16.6	Headings and Construction	31
16.7	Copy of Plan	31
16.8	Governing Law	31
16.9	USERRA Provisions	31
16.10	Notification of Mailing Address	31
16.11	Written Communications Required	32
16.12	Benefits Payable at Office of Trustee	32

ARTICLE XVII. TOP-HEAVY PROVISIONS		32
17.1	Application of Section	32
17.2	Definitions	32
17.4	Vesting Schedule	33
17.5	Minimum Contribution	33

ARTICLE I.

INTRODUCTION

1.1	The Plan. The Fidelity Federal Bank & Trust Employee Stock Ownership Plan was originally effective January 1, 1994 and subsequently amended and restated in its terms and provisions effective January 1, 1997, and further amended on December 29, 1997, July 16, 1999, March 21, 2000, June 18, 2002, February 18, 2003, December 30, 2003, and March 28, 2005. It is hereby amended and restated effective January 1, 2005. The Plan is a stock bonus plan under Code Section 401(a) and an employee stock ownership plan within the meaning of Section 407(d)(6) of ERISA and Code Section 4975(e)(7). The Plan is intended to have its assets invested primarily in qualifying employer securities of one or more Employers within the meaning of Section 407(d)(3) of ERISA, and to satisfy any requirement under ERISA or the Code applicable to such a plan.

1.2	Purpose. The purpose of this Plan is to enable participating employees with a vehicle to assist in achieving financial security of their retirement.

1.3	Intention. It is the intention of the Bank that the Plan and the Trust established to provide benefits for Participants in the Plan shall meet the requirements of the Employee Retirement Income Security Act of 1974 (ERISA) and shall be qualified and exempt under Sections 401(a) and 501(a) of the Internal Revenue Code of 1986, as amended from time to time.

ARTICLE II.

DEFINITIONS

2.1	Meanings. Unless otherwise clearly indicated by the context, the terms used herein shall have the meanings set forth in the remaining sections of this Article II.

2.2	Accounting Date shall mean every business day on which the Nasdaq National Market conducts business.

2.3	Account shall mean any of the Employer Contribution Account.

2.4	Anniversary Date shall mean December 31 of each year.

2.5	Bank shall mean Fidelity Federal Bank & Trust and any entity which succeeds to the business of Fidelity Federal Bank & Trust.

2.6	Beneficiary shall mean any person designated in writing by the Participant (which designation may be changed from time to time) to receive benefits under the Plan payable upon the death of a Participant.

If no such designation is in effect at the Participant’s death, or if no person so designated shall survive the Participant, the Beneficiary shall be his spouse, or if the deceased Participant has no surviving spouse, his surviving lineal descendants, per stirpes, or if there are no surviving children, his estate. If a Beneficiary disclaims a benefit, the benefit shall be paid as if the Beneficiary predeceased the Participant. The Committee may require and rely upon such proof of death and such evidence of the right of any Beneficiary to receive the vested amount of the Accounts of a deceased Participant as the Committee may deem proper, and its determination of death and of the right of such Beneficiary to receive payment shall be conclusive.

Any payment made to any person pursuant to the power and discretion conferred upon the Committee by the provisions of this Section 2.6 shall operate as a complete discharge of all obligations under the Plan with respect to such deceased Participant and shall not be subject to review by anyone but shall be final, binding and conclusive on all persons ever interested hereunder.

2.7	Break In Service shall mean a Plan Year during which an Employee is credited with 500 Hours of Service or less. An Employee shall not be deemed to have incurred a Break In Service, if the Employee is absent from employment because of a Leave of Absence unless he does not resume employment at the end of the Leave of Absence. In the case of an Employee who is absent from work for any period by reason of:

(a)	the pregnancy of the Employee,

(b)	the birth of a child of the Employee,

(c)	the placement of a child with the Employee in connection with the adoption of such child by the Employee; or

(d)	the care of a child for a period beginning immediately following such birth or placement;

the Plan shall include, solely for purposes of determining whether the Employee has incurred a Break In Service, the Hours of Service which would normally have been credited to the Employee but for such absence, or in any case in which the Committee is unable to determine the Hours of Service which would normally have been credited to the Employee, eight (8) Hours of Service per day of absence, provided, however, that the total number of hours treated in this manner as Hours of Service shall not exceed 501 Hours of Service. The hours described in the preceding sentence shall be credited in the Plan Year in which the absence from work begins if the Employee would be prevented from incurring a Break In Service in such period solely because the period of absence is treated as Hours of Service as provided above. Otherwise, the Hours of Service shall be credited on behalf of the Employee in the immediately following Plan Year. In the case of an Employee who is absent from work for any period because of a leave under the Family and Medical Leave Act of 1993, the Plan shall include, to the extent not otherwise credited to the Employee under the terms hereof and solely for the purpose of determining whether the Employee has incurred a Break In Service, the Hours of Service which would normally have been credited to the Employee under the terms hereof for such absence.

2.8	Code shall mean the Internal Revenue Code of 1986, as amended from time to time.

2.9	Committee shall mean the Committee appointed by the Bank from time to time to administer the Plan pursuant to the provisions of Article XII hereof.

2.10	Company shall mean Fidelity Bankshares, Inc., the holding company of the Bank, and any successor entity which succeeds to the business of the Company.

2.11	Controlled Group shall mean with respect to the Bank and any and all other corporations, trades and businesses, the employees of which, together with employees of the Bank, are required by Code Section 414(b), (c), (m), or (o) to be treated as if they were employed by a single employer.

2.12	Disability shall mean the permanent inability to engage in continued full-time employment by reason of any medically determinable physical or mental impairment. The permanence and degree of such impairment shall be supported by medical evidence. The determination of the Committee of whether an individual has suffered a disability, based upon certification of physicians selected by the Committee for such purpose, shall be final and binding upon all persons.

2.13	Distributee shall mean a Participant or inactive Participant who is receiving a distribution from the Plan. In addition, the Employee’s or former Employee’s surviving spouse and the Employee’s or inactive Employee’s spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code, are Distributees with regard to the interest of the spouse or former spouse.

2.14	Direct Rollover shall mean a payment by the Plan to the Eligible Retirement Plan specified by the Distributee.

2.15	Early Retirement Date shall mean the later of the Employee’s 55th birthday and completion of fifteen Years of Service.

2.16	Earnings shall mean total compensation of an Employee for services rendered to his Employer during the Plan Year plus any deductions under Code Section 125, 129, 132(f)(4), or 402(g). An Employee’s Earnings shall not exceed $210,000 annually or such higher amount as may be permitted by law for cost of living indexation. Earnings for purposes of Code Section 415 shall mean amounts paid or made available (without regard to whether or not an amount is paid in cash) to an Employee during the applicable Plan Year by the Employer as reported as taxable income to the Internal Revenue Service on Form W-2, plus any deductions under Code Section 125, 129, effective January 1, 2001, 132(f)(4), or 402(g).

2.17	Effective Date. The original Effective Date of the Plan is January 1, 1994, with respect to the Bank, Fidelity Realty & Appraisal Service, Inc., and FSC, Inc., and with respect to each other Employer, the date as of which the Plan first became effective with respect to that particular Employer. The Effective Date of this amendment and restatement is January 1, 2005.

2.18	Eligible Retirement Plan shall mean an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in Section 403(a) of the Code, or a qualified trust described in Section 401(a) of the Code, that accepts the Distributee’s Eligible Rollover Distribution. However, in the case of an Eligible Rollover Distribution to the surviving spouse, an Eligible Retirement Plan is an individual retirement account or individual retirement annuity for the benefit of such surviving spouse.

2.19

Eligible Rollover Distribution shall mean any distribution of all or any portion of the balance to the credit of the Distributee, except that an Eligible Rollover Distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributees or the joint lives (or joint life expectancies) of the Distributees and the Distributee’s designated Beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Section 401 (a)(9) of the Code; and the portion of any distribution that is not includable in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities); for distributions made after January 1, 2000, any hardship distribution described in Code Section 401(k)(2)(B)(i)(IV), which is attributable to the

Participant’s salary deferral contributions; and any other distribution reasonably expected to be less than $200 during a year.

2.20	Employee shall mean any person who is regularly engaged in rendering personal services to an Employer for services considered wages under Section 3121(a) of the Code. Solely for the purposes of determining the numbers or identity of Highly Compensated Employees or for purposes of the pension requirements of Code Section 414(n)(3), employees of the Employer shall include leased employees within the meaning of Code Section 414(n)(2). Notwithstanding the foregoing, if such leased employees constitute less than twenty percent of the Employers nonhighly compensated work force within the meaning of Code Section 414(n)(5)(A)(ii), the term “employee” shall not include those leased employees covered by a plan described in Code Section 414(n)(5). However, any leased employee as such shall not become a Participant of or accrue benefits under this Plan.

2.21	Employer or Participating Employer shall mean the Bank and any Controlled Group member approved by the Bank as a Participating Employer under the Plan, as long as such approval has become effective and continues to be in effect. The approval shall become effective only upon the acceptance of and the adoption of the Plan by the Board of Directors of the designated bank. A Participating Employer may revoke its acceptance of the Plan at any time, but until it makes such revocation, all of the provisions of the Plan and amendments thereto shall apply to the Employees (and their Beneficiaries) of the Participating Employer.

The following companies shall be Participating Employers as of the listed effective date:

Fidelity Federal Bank & Trust (January 1, 1994)

Fidelity Realty & Appraisal Services, Inc. (January 1, 1994)

FSC, Inc. (January 1, 1994)

Florida Consolidated Agency, Inc. (July 16, 1999). Employment with Florida Consolidated Agency prior to their adoption of this Plan shall be considered employment for purposes of this Plan.

The Bank shall determine at the time a Controlled Group member becomes a Participating Employer, whether employment with such Controlled Group member prior to becoming a Participating Employer shall be included in determining Years of Service under this Plan.

The administrative powers and control of the Bank, as provided in the Plan, shall not be deemed diminished under the Plan by reason of the participation of any Participating Employer in the Plan, and such administrative powers and control specifically granted herein to the Sponsor with respect to the appointment of the Committee, amendment of the Plan and other matters shall apply only with respect to the Bank.

Each Employer shall have the obligation to pay the contributions for its own Employees and no other Employer shall have such obligation. Any failure by any Employer to live up to its obligation under the Plan shall have no effect on any other Employer. Any provisions of the Plan and Trust Agreement to the contrary notwithstanding, if the office of the District Director of Internal Revenue, upon initial application by a Participating Employer for approval of its participation in the Plan and after an opportunity has been given the Participating Employer to make any changes in the Plan and Trust Agreement as they pertain to such Participating Employer fail to qualify as tax-exempt under Sections 401 and 501 of the Code, then the Plan and Trust Agreement as they pertain to such Participating Employer shall become null and void and any contributions made by the Participating Employer to the Trust Fund prior to the date of such initial determinations as to qualification shall be returned by the Trustee. Transfer of employment from one Employer to another shall not be considered as an interruption of Service under the Plan (except as explicitly provided for elsewhere in this Plan), and in such event the Committee shall make appropriate and equitable adjustments in the accounts in order that thereafter such transferring Employee will be considered as a Participant of the Employer to which he is transferred.

All provisions of the Plan shall be applied to each eligible Employee of the Employers in a uniform and non-discriminatory manner.

Any Employer may withdraw at any time without affecting the other Employers in the Plan by furnishing written notice to the Board of Directors of the Bank, the Committee, and the Trustee of its determination to withdraw. Such a withdrawal may be accompanied by such amendments to the Plan, as the Bank shall deem proper to continue a qualified plan for its Employees separate and distinct from this Plan. The Bank may in its absolute discretion terminate an Employee’s participation at any time when in its judgment such Employer fails or refuses to discharge its obligation under the Plan.

A Participating Employer’s participation in the Plan may be terminated by the Committee: (i) for failure of such Participating Employer to make proper contributions to or to comply with any other provision of the Plan within 90 days after notice and demand by the Committee; or (ii) if such participation would be in violation of any applicable law or Regulation. In either event, the Committee shall prescribe the termination date. Such termination by a Participating Employer will not automatically result in a termination of the Plan with respect to such Participating Employer for IRS purposes. The determination of whether or not such withdrawal by a Participating Employer shall be treated as a plan termination, partial plan termination, or other treatment, shall be determined by the Bank in accordance with Federal law and the facts and circumstances associated with such withdrawal.

2.22	Employer Contributions shall mean contributions allocated to a Participant’s Account pursuant to Sections 5.1 and 5.2.

2.23	Employment Date shall mean the date an Employee first performs an Hour of Service.

2.24	ERISA shall mean the Employee Retirement Income Security Act of 1974 as amended and any regulations issued pursuant thereto.

2.25	Highly Compensated Employee shall mean any Employee who: (1) during the current or prior Plan Year was at any time a 5% owner of the Employer or (2) during the prior Plan Year received compensation (with the meaning of Code Section 414(q)(7)) from the Employer in excess of $95,000. The $95,000 figure shall increase in the same manner as the dollar limitation for benefits from a defined benefit pension plan increases under Section 415 of the Code. The Bank has elected, in accordance with rules specified by the Secretary of Treasury, to treat as Highly Compensated Employees only those employees who were also in the top 20% of employees, ranked by compensation in the preceding year. Highly Compensated Employee for any Plan Year shall also include an Inactive Employee who separated from Service (or was deemed to have separated) prior to such Plan Year, performs no Service for the Employer during such Plan Year and who was an active Highly Compensated Employee for either the Plan Year of separation or any Plan Year ending on or after the Employee’s 55th birthday.

All employees who are treated as employed by a “single employer” under Section 414(b), (c), or (m) of the Code shall be treated as Employees employed by a single Employer for purposes of determining Highly Compensated Employees.

2.26	Hours of Service shall mean each hour for which an Employee is paid or entitled to payment by a Controlled Group member (i) for the performance of duties; (ii) on account of a period of time during which no duties are performed due to paid vacation, paid holiday, paid illness or incapacity, paid jury duty, or other authorized paid leaves of absence; (iii) for which back pay, irrespective of mitigation of damages, has been either awarded or agreed to by a Controlled Group member credited to the person for the Plan Year to which the award or agreement pertains; or (iv) for which an Employee is not paid or entitled to payment but during which he normally would have performed duties for a Controlled Group member during any period for which he is eligible to receive benefits under the long term disability plan of a Controlled Group member.

2.27	Leave of Absence shall mean a period for which an Employer grants an Employee a leave of absence for a limited period, but only if an Employer grants such leave on a nondiscriminatory basis; or an Employee is temporarily laid off by an Employer because of a change in business conditions; or an Employee is on active military duty, but only to the extent that his employment rights are protected by the Uniformed Services Employment and Reemployment Rights Act of 1994 (“USERRA”) or other applicable laws.

2.28	Limitation Year shall mean the Plan Year.

2.29	Normal Retirement Date shall mean the later of the Participant’s sixty-fifth (65th) birthday and completion of five Years of Service.

2.30	Participant shall mean any Employee who becomes a Participant of the Plan in accordance with Article III.

2.31	Period of Uniformed Service means the length of time that an Employee serves in the Uniformed Services.

2.32	Plan shall mean the Fidelity Federal Bank & Trust Employee Stock Ownership Plan, set forth in this document, as amended from time to time.

2.33	Plan Administrator shall mean the Bank or the Committee, as applicable.

2.34	Plan Year shall mean each 12-month period ending on any Anniversary Date (December 31) subsequent to the Effective Date.

2.35	Reemployment After a Period of Uniformed Service

(a) “Reemployment (or Reemployed) After a Period of Uniformed Service” means that an Employee returned to employment with a Participating Employer, within the time frame set forth in subparagraph (b) below, after a Period of Uniformed Service in the Uniformed Services and the following rules corresponding to provisions of the Uniformed Services Employment and Reemployment Rights Act of 1994 (“USERRA”) apply: (i) he or she gives sufficient notice of leave to the Participating Employer prior to commencing a Period of Uniformed Service, or is excused from providing such notice; (ii) his or her employment with the Participating Employer prior to a Period of Uniformed Service was not of a brief, nonrecurrent nature that would preclude a reasonable expectation that such employment would continue indefinitely or for a significant period; (iii) the Participating Employer’s circumstances have not changed so that reemployment is unreasonable or an undue hardship to the Participating Employer; and (iv) the applicable cumulative Periods of Uniformed Service under USERRA equals five years or less, unless service in the Uniformed Services:

(1) in excess of five years is required to complete an initial Period of Uniformed Service;

(2) prevents the Participant from obtaining orders releasing him or her from such Period of Uniformed Service prior to the expiration of a five-year period (through no fault of the Participant);

(3) is required in the National Guard for drill and instruction, field exercises or active duty training, or to fulfill necessary additional training, or to fulfill necessary additional training requirements certified in writing by the Secretary of the branch of Uniformed Services concerned; or

(4) for a Participant is

(A) required other than for training under any provisions of law during a war or national agency declared by the President or Congress;

(B) required (other than for training) in support of an operational mission for which personnel have been ordered to active duty other than during war or national emergency;

(C) required in support of a critical mission or requirement of the Uniformed Services; or

(D) the result of being called into service as a member of the National Guard by the President in the case of rebellion or danger of rebellion against the authority of the United States Government or if the President is unable to execute the laws of the United States with the regular forces.

(b) The applicable statutory time frames within which an Employee must report to a Participating Employer after a Period of Uniformed Service are as follows:

(1) If the Period of Uniformed Service was less than 31 days,

(A) not later than the beginning of the first full regularly scheduled work period on the first full calendar day following the completion of the Period of Uniformed Service and the expiration of eight hours after a period of time allowing for the safe transportation of the Employee from the place of service in the Uniformed Services to the Employee’s residence; or

(B) as soon as possible after the expiration of the eight-hour period of time referred to in Clause (A), if reporting within the period referred to in such clause is impossible or unreasonable through no fault of the Employee.

(2) In the case of an Employee whose Period of Uniformed Service was for more than 30 days but less than 181 days, by submitting an application for reemployment with a

Participating Employer not later than 14 days after the completion of the Period of Uniformed Service or, if submitting such application within such period is impossible or unreasonable through no fault of the Employee, the next first full calendar day when submission of such application becomes reasonable.

(3) In the case of an Employee whose Period of Uniformed Service was for more than 180 days, by submitting an application for reemployment with a Participating Employer not later than 90 days after the completion of the Period of Uniformed Service.

(4) In the case of an Employee who is hospitalized for, or convalescing from, an illness or injury related to the Period of Uniformed Service the Employee shall apply for reemployment with a Participating Employer at the end of the period that is necessary for the Employee to recover. Such period of recovery shall not exceed two years, unless circumstances beyond the Employee’s control make reporting as above unreasonable or impossible.

(c) Notwithstanding subparagraph (a), Reemployment After a Period of Uniformed Service terminates upon the occurrence of any of the following:

(1) a dishonorable or bad conduct discharge from the Uniformed Services;

(2) any other discharge from the Uniformed Services under circumstances other than an honorable condition;

(3) a discharge of a commissioned officer from the Uniformed Services by court martial, by commutation of sentence by court martial, or, in time of war, by the President; or

(4) a demotion of a commissioned officer in the Uniformed Services for absence without authorized leave of at least 3 months confinement under a sentence by court martial, or confinement in a federal or state penitentiary after being found guilty of a crime under a final sentence.

2.36	Reemployment Date shall mean the first date an Employee performs an Hour of Service after terminating employment.

2.37

Service means an Employee’s period(s) of employment or self-employment with an Employer, excluding for initial eligibility purposes any period in which the individual was a nonresident alien and did not receive from an Employer any earned income which constituted income from sources within the United States. An Employee’s Service shall include any Service which constitutes Service with a predecessor Employer within the meaning of Section 414(a) of the Code, provided, however, that Service with an acquired entity shall not be considered Service under the Plan unless required by applicable law or agreed to by the parties to such transaction. An Employee’s Service shall also include any Service with an entity which is not an Employer, but only either (i) for a period after 1975 in which the other entity is a member of a controlled group of corporations or is under common control with other trades and businesses within the meaning of Section 414(b) or 414(c) of the Code, and a member of the controlled group or one of the trades and businesses is an Employer, (ii) for a period after 1979 in which the other entity is a member of an affiliated service group within the meaning of Section 414(m) of the Code, and a member of the affiliated service group is an Employer, or (iii) all Employers aggregated with the Employer under Section 414(o) of the Code (but not until the Proposed Regulations under Section 414(o) become effective). Notwithstanding any provision of this Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Section 414(u) of the Code.

2.38	Stock shall mean shares of the Company’s voting common or preferred stock meeting the requirements of Section 409(e)(3) of the Code issued by the Employer or an affiliated corporation.

2.39	Stock Obligation shall mean an indebtedness arising from any extension of credit to the Plan or the Trust Fund which was obtained for the purpose of buying Stock and which satisfies the requirements set forth in Section 6.2.

2.40	Trust Agreement shall mean the trust agreement entered into between the Bank and Trustee as amended from time to time, to carry out the purposes of the Plan.

2.41	Trust Fund shall mean the cash and other investments held and administered by Trustee in accordance with the provisions of the Trust Agreement and the Plan.

2.42	Trustee shall mean the person(s) or entity(ies) appointed and acting as Trustee in accordance with Article XIII.

2.43	Unallocated Stock Fund shall mean that portion of the Trust Fund consisting of the Plan’s holding of Stock which has been acquired for one or more Stock Obligations and which has not yet been allocated to the Participant’s Accounts in accordance with Section 5.1.

2.44	Uniformed Service means the performance of duty on a voluntary or involuntary basis in the uniformed service of the United States, including the U.S. Public Health Services, under competent authority and includes active duty, active duty for training, initial activity duty for training, inactive duty training, full-time National Guard duty, and the period for which a person is absent from a position of employment for purposes of an examination to determine the fitness of the person to perform any such duty.

2.45	Years of Service shall mean those years used to determine a Participant’s vested benefits under Article VIII. Years of Service shall be determined under Article IV.

ARTICLE III.

PARTICIPATION

3.1	Participants. Any Participant in the Plan as it existed on December 31, 2004 shall remain a Participant in the Plan unless otherwise excluded. Each other Employee shall become a Participant in the Plan eligible to receive Employer Contributions on the January 1 or July l that is coincident with or next follows the latest date that the Employee satisfies all of the following conditions:

(a)	He is at least 21 years of age;

(b)	He has completed 1,000 Hours of Service within an eligibility period; for this purpose an eligibility period shall be as follows:

(i)	the first eligibility period shall be the 6 consecutive month period beginning on the Employee’s Employment Date,

(ii)	the second eligibility period, if necessary, shall be the 12 consecutive month period beginning on the Employee’s Employment Date, and

(iii)	any subsequent eligibility periods, if necessary, shall be the 12 consecutive month periods beginning on January 1 of each Plan Year.

(c)	He is not a peak time or prime time Employee;

(d)	He is not then a leased employee required to be treated as an Employee under Code Section 414(n);

(e)	He then is not a member of a collective bargaining unit, governed by the terms of an applicable collective bargaining agreement, which does not specifically provide for participation in this Plan; and

(f)	He is not a person performing services for the Employer, where the relationship between the Employer and the person subsequently is determined to be an employer/common law employee relationship because of (1) reclassification by a governmental agency (whether retroactively or prospectively); (2) decision by a court, mediation, arbitration, or similar proceeding; or (3) mutual agreement between the Employer and the person and who is not contemporaneously treated as a common law employee on the Employer’s payroll records and personnel records, including, but not limited to, any person (i) whom the Employer treats as an independent contractor; (ii) who is paid through a third party business entity’s payroll; or (iii) who is hired through an agreement with an employee staffing agency.

Each Employee becoming eligible for participation shall designate a Beneficiary. An Employee who is excluded from participating in the Plan as a result of the subparagraphs (c), (d), (e), or (f), shall participate in the Plan on the first date he is no longer excluded by such subparagraphs, but not earlier than the date he satisfies the conditions of subparagraphs (a) and (b).

3.2	Automatic Suspension of Participation. The participation of each Employee, who becomes a Participant and is subsequently transferred, so that the suspended Participant does not meet the eligibility requirements of Section 3.1, shall be deemed to have become suspended under the Plan as long as the suspended Participant continues to be in the employment of a Controlled Group member.

(a)	During any such period of suspension, Years of Service shall accumulate for purposes of Section 4.2, but no Earnings shall be deemed to be earned and the suspended Participant shall not be eligible to receive an allocation of Employer Contributions.

(b)	The suspended Participant’s eligibility for distribution pursuant to Article IX, and the amount, shall be determined when he ceases to be an Employee of the company to which he was transferred which shall be deemed his termination date (except as provided in subparagraph (c) below).

(c)	If a suspended Participant is transferred back to an employment status in which he is eligible to become a Participant in this Plan, he shall be eligible to recommence participation on such date of transfer.

3.3	Termination. A Participant who reaches a termination date shall have his eligibility for a distribution determined pursuant to Article IX and the vested amount of his Accounts determined pursuant to Article VIII. Such a Participant shall no longer be considered an active Participant but shall be an inactive Participant.

3.4	Reemployment After a Termination Date. Any Employee who, following a termination date, has a Reemployment Date and otherwise qualifies to participate under provisions of Section 3.1 shall be eligible to recommence participation on that date if prior Years of Service are restored pursuant to Section 4.3. If prior Years of Service are not restored, the Employee must again satisfy the conditions of Section 3.1. In order to recommence participation, any such Employee must designate a Beneficiary.

ARTICLE IV.

SERVICE CREDITS

4.1	Years of Service. Year of Service shall mean each Plan Year during which the Employee completes 1,000 Hours of Service. However, if an Employee does not accrue at least 1,000 Hours of Service in either the Plan Year in which he was hired or in the Plan Year which starts after the Plan Year in which he was hired, but he does accrue at least 1,000 Hours of Service in the 12-month period following his Employment Commencement Date, he shall be deemed to have accrued one (1) Year of Service. A Year of Service shall be deemed to be accrued as of the earlier of the end of the Plan Year, the 12-month period for which such Year of Service is applicable, or his termination date. No Years of Service shall be earned for employment prior to the January 1, 1994 adoption of this Plan.

4.2	Employment With Non-Participating Companies. For purposes of Sections 2.26, 2.44 and 4.1, periods as an Employee of a non-Participating Controlled Group member shall be included in determining their Years of Service as specified at the time they become a Participating Employer pursuant to Section 2.21.

4.3	Breaks In Service and Reemployment. In the event of reemployment following a Break In Service, the Employee’s Years of Service prior to such Break In Service shall be restored effective as of such Employee’s Reemployment Date, if the Participant:

(a)	had a vested right to a benefit as a result of such prior Years of Service or

(b)	has Years of Service before the Break In Service greater than the number of Break In Service years.

No Years of Service shall be taken into account in determining the vested percentage under Section 8.1 of his Accounts accrued prior to the Break In Service if the Participant had at least five Breaks In Service.

ARTICLE V.

CONTRIBUTIONS AND ALLOCATIONS

5.1	Employer Contributions for Stock Obligation. If the Trustee, upon instructions from the Committee, incurs any Stock Obligation upon purchase of Stock, the Employer may contribute for each Plan Year an amount sufficient to cover all payments of principal and interest as they come due under the terms of the Stock Obligation. If there is more than one Stock Obligation, the Employer shall designate the Stock Obligation to which any contribution is to be applied. Investment earnings realized on such Employer Contributions and any dividends paid by the Employer on Stock held in the Unallocated Stock Fund, shall be applied to the Stock Obligation related to that Stock. In each Plan Year in which Employer Contributions, earnings on contributions, or dividends on unallocated Stock are used as payments under a Stock Obligation, a certain number of shares of the Stock acquired with that Stock Obligation, which is then held in the Unallocated Stock Fund shall be released for allocation among the Participants. The number of shares released shall bear the same ratio to the total number of those shares then held in the Unallocated Stock Fund (prior to the release) as (i) the principal and interest payments made on the Stock Obligation in the current Plan Year bears to (ii) the sum of (i) above, and the remaining principal and interest payments required (or projected to be required on the basis of the interest rate in effect at the end of the Plan Year) to satisfy the Stock Obligation.

At the direction of the Committee, the current and projected payments of interest under a Stock Obligation may be ignored in calculating the number of shares to be released in each year if (i) the Stock Obligation provides for annual payments of principal and interest at a cumulative rate that is not less rapid at any time than level annual payments of such amounts for 10 years, (ii) the interest included in any payment is ignored only to the extent that it would be determined to be interest under standard loan amortization tables, and (iii) the term of the Stock Obligation, by reason of renewal, extension, or refinancing, has not exceeded 10 years from the original acquisition of the Stock.

For these purposes, each Stock Obligation, the Stock purchased with it, and any dividends on such stock shall be considered separately. The Stock released from the Unallocated Stock Fund in any Plan Year shall be credited as of the last day of the year to the Accounts of the eligible Participants in proportion to their amounts of earnings.

A Participant is eligible for a particular Plan Year’s Employer Contribution if the Participant completes at least 1,000 Hours of Service in that Plan Year and is (i) in active Service with the Employer on the last day of the Plan Year, or (ii) is on a Leave of Absence as of the last day of the Plan Year, or (iii) the Participant’s Service terminated during the Plan Year after reaching his Normal Retirement Date or Early Retirement Date, or by reason of Disability or death.

5.2	Discretionary Contributions. The Employer may from time to time contribute, with respect to a Plan Year, such amounts as it may determine. The Employer shall have no obligation to contribute any amount under this Plan except as determined in its sole discretion. The Employer’s contributions and available forfeitures for a Plan Year shall be credited as of the last day of the Plan Year to the Accounts of Participants eligible for that Plan Year’s Employer Contribution (as outlined in Section 5.1 above) in proportion to their amounts of Earnings.

Upon a Participant’s Reemployment After a Period of Uniformed Service, the Employer shall make an additional contribution on behalf of such Participant that would have been made on his or her behalf during the Plan Year or Years corresponding to the Participant’s Period of Uniformed Service.

In the event the Plan is terminated due to a merger or other Change in Control, the Plan termination date shall be deemed to be the last day of the Plan Year for purposes of allocating any Employer Contributions under this Section of the Plan and the requirement that the Participant have 1,000 Hours of Service shall be pro-rated for the short Plan Year. Also, in the Plan Year in which the Plan is terminated, a Participant shall not qualify to receive an allocation of Employer Contributions or forfeitures to his Account unless he is (i) in active Service with a Participating Employer on the date of the Plan’s termination or (ii) on a Leave of Absence as of the date of the Plan’s termination or (iii) the Participant’s Service terminated during the Plan Year after reaching his Normal Retirement Date or Early Retirement Date, or by reason of Disability or death.

5.3	Limits on Contributions to Highly Compensated Employees. If the allocation of Employer Contributions in accordance with Section 5.2 will result in an allocation of more than one-third of the total contributions for a Plan Year to the Accounts of Highly Compensated Employees, then such allocation shall be adjusted so that such excess will not occur.

5.4	Limitation on Annual Additions. Notwithstanding anything else contained herein, the annual additions of any Participant shall not exceed the lesser of $42,000 (or such other dollar amount which results from cost of living adjustments under Section 415(d) of the Code) or one hundred percent (100%) of the Participant’s total compensation earned during the Plan Year. For the purposes of this Section 5.4, compensation means pay reportable on IRS Form W-2, adjusted in accordance with Code Section 415(c) and regulations thereunder.

The annual additions for any Plan Year shall mean the sum of:

(a)	Employer Contributions;

(b)	Forfeitures to this Plan or to other qualified defined contribution plans;

(c)	Employer contributions on behalf of the Participant to other qualified defined contribution plans;

(d)	Employee contributions to other qualified plans of the Employer.

Salary deferral contributions and company matching contributions are annual additions for the Limitation Year, even if distributed as corrections.

Notwithstanding the foregoing, if no more than one-third of the Employer Contributions to the Plan for a Plan Year, which are deductible under Section 404(a)(9) of the Code are allocated to the Highly Compensated Employees, the limitation imposed herein shall not apply to:

(a)	forfeitures of Employer securities (within the meaning of Section 409 of the Code) under the Plan if such securities were acquired with the proceeds of a loan described in Section 404(a)(9)(A) of the Code), or

(b)	Employer Contributions to the Plan, which are deductible under Section 404(a)(9)(B) of the Code and charged against a Participant’s Account.

5.5	Correcting Excess Annual Additions. In the event a Participant’s contributions are limited by Section 5.4 and such excess results from the allocation of forfeitures or a reasonable error in estimating a Participant’s annual compensation, or other limited facts and circumstances which the Internal Revenue Service finds to be applicable, the excess amounts shall not be deemed annual additions in that Limitation Year if:

(a)	The excess amounts in the Participant’s Account are used to reduce Employer Contributions for the next Limitation Year (and succeeding Limitation Years, as necessary) for that Participant if the Participant is covered by the Plan of the Employer as of the end of the Limitation Year (and succeeding Limitation Years);

(b)	Salary deferral contributions are refunded to the Participant as cash compensation as necessary to meet the limits of Section 5.4; or

(c)	If the Participant is not covered by the Plan of the Employer as of the end of the Limitation Year, then the excess amounts are held in the Unallocated Stock Fund for the Limitation Year and allocated and reallocated in the next Limitation Year to all of the remaining Participants in the Plan. Furthermore, the excess amounts will be used to reduce Employer Contributions for the next Limitation Year (and succeeding Limitation Years, as necessary) for all of the remaining Participants in the Plan.

Reduction in annual additions, where required, shall be accomplished first by reductions under other qualified retirement plans of the Employer pursuant to directions of the named fiduciary for the retirement plans and then allocating any remaining excess annual additions for this Plan in the manner and priority set out above with respect to this Plan. Excess amounts other than salary deferral contributions will not be distributed to Participants or inactive Participants. In addition, for Limitation Years before 2000, for any Participant who is covered under a defined benefit plan of the Employer, annual additions may not be allocated to his accounts in amounts which would cause the limitations described in Section 415(e) of the Code to be exceeded for any Plan Year.

5.6	Limitations as to Certain Participants. Aside from the limitations set forth in Section 5.4, if the Plan acquires any Stock in a transaction as to which a selling shareholder or the estate of a deceased shareholder is claiming the benefit of Section 1042 of the Code, the Committee shall see that none of such Stock, and no other assets in lieu of such stock, are allocated to the Accounts of certain Participants in order to comply with Section 409(n) of the Code.

This restriction shall apply at all times to a Participant who owns (taking into account the attribution rules under Section 318 of the Code, without regard to the exception for employee plan trusts in Section 318(a)(2)(B)(i)) more than 25 percent of any class of stock of a corporation which issued the Stock acquired by the Plan, or another corporation within the same controlled group, as defined in Section 409(i)(4) of the Code (any such class of stock hereafter called a “Related Class”). For this purpose, a Participant who owns more than 25 percent of any Related Class at any time within the one year preceding the Plan’s purchase of the Stock shall be subject to the restriction as to all allocations of the Stock, but any other Participant shall be subject to the restriction only as to allocations which occur at a time when he owns more than 25 percent of any Related Class. Further, this restriction shall apply to the selling shareholder claiming the benefit of Section 1042 of the Code and any other Participant who is related to such a shareholder within the meaning of Section 267(b) of the Code, during the period beginning on the date of sale and ending on the later of (1) the date that is ten years after the date of sale, or (2) the date of the Plan allocation attributable to the final payment of acquisition indebtedness incurred in connection with the sale.

This restriction shall not apply to any Participant who is a lineal descendant of a selling shareholder if the aggregate amounts allocated under the Plan for the benefit of all such descendants do not exceed five percent of the Stock acquired from the shareholder.

5.7	Non-Reversion. Once contributions are made to the Plan by the Employer on behalf of the Participants, they are not refundable to the Employer unless the contribution:

(a)	was made in error,

(b)	was made conditioned upon an initial favorable IRS ruling and such a ruling is not received, or

(c)	was made conditioned upon the contribution being allowed as a tax deduction and such tax deduction is disallowed.

The permissible refund under (a) must be made within one year from the date the contribution was made to the Plan and under (b) and (c) must be made within one year from the date of disallowance of tax qualification or tax deduction.

5.8	Remittance of Contributions. Employer Contributions shall be remitted no less than once each Plan Year, but never later than the filing date (including extension) for the Employer’s income tax return. Contributions shall be held and invested by the Trustee in accordance with the Trust Agreement and written instruction from the Committee in accordance with Article VI.

5.9	Allocations upon a Change in Control. Upon a Change in Control described in Section 8.1(c), the Plan shall be terminated in accordance with Section 15.4 hereof, and the Plan Administrator shall direct the Trustee to use the proceeds from the sale of Stock pursuant to the Change in Control to repay such Stock Obligation in accordance with Section 15.4 hereof. After repayment of the Stock Obligation, all remaining shares in the Unallocated Stock Fund (or the proceeds thereof, if applicable) shall be deemed to be earnings and shall be allocated pro-rata, among the Participants’ Accounts, but only to Participants who are eligible for an Employer Contribution under the last paragraph of Section 5.1.

ARTICLE VI.

INVESTMENT OF CONTRIBUTIONS

6.1	Trust Fund. The Trust Fund held by the Trustee shall be divided into a stock fund, consisting entirely of Stock, and an investment fund, consisting of all assets of the Trust other than Stock. The Trustee shall have no investment responsibility for the stock fund, but shall accept any Employer Contributions made in the form of Stock, and shall acquire, sell, exchange, distribute and otherwise deal with and dispose of Stock in accordance with the instructions of the Committee. The Trustee shall have full responsibility for the investment of the investment fund, except to the extent such responsibility may be delegated from time to time to one or more investment managers pursuant to the Trust Agreement.

6.2	Acquisition of Stock. From time to time the Committee may, in its sole discretion, direct the Trustee to acquire Stock from the issuing Employer or from shareholders, including shareholders who are or have been Employees, Participants, or fiduciaries with respect to the Plan. The Trustee shall pay for such Stock no more than its fair market value, which shall be determined conclusively by the Committee. The Committee may direct the Trustee to finance the acquisition of Stock by incurring or assuming indebtedness to the seller or another party which indebtedness shall be called a “Stock Obligation”. The term “Stock Obligation” shall refer to a loan made to the Plan by a disqualified person within the meaning of Section 4975(e)(2) of the Code, or a loan to the Plan, which is guaranteed by a disqualified person. A Stock Obligation includes a direct loan of cash, a purchase-money transaction, and an assumption of an obligation of a tax-qualified employee stock ownership plan under Section 4975(e)(7) of the Code (“ESOP”). For these purposes, the term “guarantee” shall include an unsecured guarantee and the use of assets of a disqualified person as collateral for the loan, even though the use of assets may not be a guarantee under applicable state law. An amendment of a Stock Obligation in order to qualify as an “exempt loan” is not a refinancing of the Stock Obligation or the making of another Stock Obligation. The term “exempt loan” refers to a loan that satisfies the provisions of this paragraph. A “non-exempt loan” fails to satisfy this paragraph. Any Stock Obligation shall be subject to the following conditions and limitations:

(a)	A Stock Obligation shall be for a specific term, shall not be payable on demand except in the event of default, and shall bear a reasonable rate of interest.

(b)	A Stock Obligation may, but need not, be secured by a collateral pledge of either the Stock acquired in exchange for the Stock Obligation, or the Stock previously pledged in connection with a prior Stock Obligation, which is being repaid with the proceeds of the current Stock Obligation. No other assets of the Plan and Trust may be used as collateral for a Stock Obligation, and no creditor under a Stock Obligation shall have any right or recourse to any Plan and Trust assets other than Stock remaining subject to a collateral pledge.

(c)	Any pledge of Stock to secure a Stock Obligation must provide for the release of pledged Stock in the ratio prescribed in Section 5.1.

(d)	Repayments of principal and interest on any Stock Obligation shall be made by the Trustee only from Employer cash contributions designated for such payments, from earnings on such contributions, and from cash dividends received on Stock held in the Unallocated Stock Fund.

(e)	In the event of default of a Stock Obligation, the value of Plan assets transferred in satisfaction of the Stock Obligation must not exceed the amount of the default. If the lender is a disqualified person within the meaning of Section 4975 of the Code, a Stock Obligation must provide for a transfer of plan assets upon default only upon and to the extent of the failure of the Plan to meet the payment schedule of said Stock Obligation. For purposes of this paragraph, the making of a guarantee does not make a person a lender.

6.3

Participant’s Option to Diversify. The Committee shall provide for a procedure under which each Participant may, during the qualified election period, elect to diversify a portion of the Stock allocated to his Account, as provided in Section 401(a)(28)(B) of the Code. An election to diversify must be made on the prescribed form and filed with the Committee within the period specified herein. For each of the first five (5) Plan Years in the qualified election period, the

Participant may elect to diversify an amount that does not exceed 25% of the number of shares allocated to his Account since the inception of the Plan, less all shares with respect to which an election to diversify has already been made. For the last year of the qualified election period, the Participant may elect to have up to 50 percent of the value of his Account committed to other investments, less all shares with respect to which an election to diversify has already been made. The term “qualified election period” shall mean the six (6) Plan Year period beginning with the first Plan Year after the Plan Year in which a Participant has both attained age 55 and completed 10 years of participation in the Plan. A Participant’s election to diversify his Account may be made within each year of the qualified election period and shall continue for the 90-day period immediately following the last day of each year in the qualified election period. Once a Participant makes such election, the Plan must complete diversification in accordance with such election within 90 days after the end of the period during which the election could be made for the Plan Year. In the discretion of the Committee, the Plan may satisfy the diversification requirement by any of the following methods:

(a)	The Plan may distribute all or part of the Account subject to the diversification election.

(b)	The Plan may offer the Participant at least three other distinct investment options, if available under the Plan.

(c)	The Plan may transfer the portion of the Participant’s Account subject to the diversification election to another qualified defined contribution plan of the Employer that offers at least three investment options.

6.4	Dividends on Stock. Dividends on Stock, which are received by the Trustee in the form of additional Stock shall be allocated among the Participant’s Accounts and the Unallocated Stock Fund in accordance with their holdings of Stock on which the dividends have been paid. Dividends on Stock credited to Participant’s Accounts which are received by the Trustee in the form of cash shall, at the direction of the Employer paying the dividends, either (i) be credited to the Accounts in accordance with Section 7.3 and invested, (ii) be distributed immediately to the Participants in proportion with the Participant’s Account balance or (iii) be distributed to the Participant within 90 days of the close of the Plan Year in which paid in proportion with the Participant’s Account balance. Dividends on Stock held in the Unallocated Stock Fund, which are received by the Trustee in the form of cash, shall be applied as soon as practicable to payments of principal and interest under the Stock Obligation incurred with the purchase of the Stock.

6.5	Voting and Tendering of Stock. The Trustee generally shall vote all shares of Stock held under the Plan in accordance with the written instructions of the Committee. However, if any Employer has registration-type class of securities within the meaning of Section 409(e)(4) of the Code, or if a matter submitted to the holders of the Stock involves a merger, consolidation, recapitalization, reclassification, liquidation, dissolution, or sale of substantially all assets of an entity, then (i) the shares of Stock which have been allocated to Participant’s Accounts shall be voted by the Trustee in accordance with the Participant’s written instructions, and (ii) the Trustee shall vote any Stock in the Unallocated Stock Fund in a manner calculated to most accurately reflect the instructions it has received from Participants regarding the allocated Stock. In the event no shares of Stock have been allocated to Participant’s Accounts at the time the Stock is to be voted, each Participant shall be deemed to have one share of Stock allocated to his or her Account for the sole purpose of providing the Trustee with voting instructions.

Notwithstanding any provision hereunder to the contrary, all shares of Stock in the Unallocated Stock Fund must be voted by the Trustee in a manner determined by the Trustee to be for the exclusive benefit of Participants and Beneficiaries. Whenever such voting rights are to be exercised, the Employers, the Committee, and the Trustee shall see that all Participants are provided with the same notices and other materials as are provided to other holders of the Stock, and are provided with adequate opportunity to deliver their instructions to the Trustee regarding the voting of Stock allocated to their Accounts. The instructions of the Participants with respect to the voting of allocated shares hereunder shall be confidential. In the event of a tender offer, Stock shall be tendered by the Trustee in the same manner as set forth above with respect to the voting of Stock. Notwithstanding any provision hereunder to the contrary, Stock must be tendered by the Trustee in a manner determined by the Trustee to be for the exclusive benefit of the Participants and Beneficiaries.

ARTICLE VII.

VALUATION OF PARTICIPANT’S ACCOUNT

7.1	Accounts. Accounts will be kept for each Participant reflecting separately the amount of any contributions allocated to him, and the amount of any distributions to him.

7.2	Crediting of Contributions. Contributions shall be considered allocated to a Participant’s Account as of the last day of each Plan Year for which it is contributed or released from the Unallocated Stock Fund upon the Trust’s repayment of a Stock Obligation.

7.3	Value of the Accounts. As of each Accounting Date, the Bank shall determine the value of each Account as follows:

(a)	First, charge to the Account all distributions made and any forfeitures since the last preceding Accounting Date that have not been previously charged.

(b)	Next, credit to the Account any contributions, allocated since the last preceding Accounting Date that have not been previously credited to the Account.

(c)	Next, credit each Participant’s Account in each fund with its pro rata share of any increase, or charge the Account with its pro rata share of any decrease, in the market value of the fund (determined in accordance with Section 7.4) as of that Accounting Date; and

(d)	Finally, charge and credit to the Account in the appropriate funds the amounts transferred from one fund to another as described in Section 6.3(b).

7.4	Market Value. The market value of a fund as of any Accounting Date means the then fair market value of the fund on a cash basis, as determined by the Trustee, less any accrued Plan expenses not paid by the Bank. The term “fair market value” shall mean current market prices or quotations. The valuation placed on the investments of the Trust Fund by the Trustee shall be binding on all Participants in the Trust Fund and on their Beneficiaries.

In the event that a Participant’s Account was improperly excluded in any year from an allocation of Employer Contributions, such account shall be restored to its correct status by the addition of an amount computed as follows:

(a)	First, add an amount determined on the same basis as the allocation of Employer Contributions which were properly allocated to the accounts of Participants in each year for which restoration is necessary, and

(b)	Second, add an amount attributable to the appropriate fund income, gain, or loss with respect to the amount added in Section 7.3(c), which is computed on the same basis as was the allocation of appropriate fund income, gain, or loss which was properly allocated to the accounts of other Participants in each year for which restoration is necessary.

7.5	Statements. As soon as administratively practicable after the end of each calendar year, the Committee shall furnish each Participant a statement showing his Account balance in the respective funds as of that date.

ARTICLE VIII.

VESTING

8.1	Vesting. A Participant shall be entitled to the vested amount of his Account in accordance with (a), (b) or (c) below.

(a)	A Participant shall be 100% vested in all of his Accounts upon:

(i)	his Normal Retirement Date;

(ii)	his Early Retirement Date;

(iii)	his Disability;

(iv)	his death; or

(v)	the termination of the Plan.

(b)	If the Participant is not 100% vested as a result of satisfying one of the criteria in Section 8.1(a), then the vested amount of his Employer Contributions Account shall be based on the following table:

Years of Service	Percent Vested
Less than 5	0%
5 or more	100%

(c)

The Participant’s interest in his Account shall also become 100% vested in the event of and on the effective date of a “Change in Control” of the Bank or the Company. For these purposes, a “Change in Control” of the Bank or the Company shall mean a change in control of a nature that: (i) would be required to be reported in response to Item 5.01 of the Current Report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”); or (ii) results in a Change in Control of the Bank or the Company within the meaning of the Home Owners Loan Act, as amended, and applicable rules and regulations promulgated thereunder (collectively, the “HOLA”) as in effect at the time of the Change in Control; or (iii) without limitation such a Change in Control shall be deemed to have occurred at such time as (a) any “person” (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of Company’s outstanding securities, except for any securities purchased by the Bank’s employee stock ownership plan or trust; or (b) individuals who constitute the Board on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company’s stockholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be considered, for purposes of this clause (b), as though he were a member of the Incumbent Board; or (c) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or the Company or similar transaction in which the Bank or Company is not the surviving institution occurs; or (d) a proxy statement soliciting proxies from stockholders of the Company, by someone other than the then current Board of Directors of the Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company or similar transaction with one or more corporations as a result of which the outstanding shares of Common Stock of the Company are exchanged for or converted into cash or property or securities not issued by the Company; or (e) a tender offer is made for 25% or more of the voting securities of the Company and the shareholders owning beneficially or of record 25% or more of the outstanding securities of the Company have tendered or offered to sell their shares pursuant to such tender offer and such tendered shares have been accepted by the tender offeror.

8.2	Forfeitures. Any part of a Participant’s Accounts that does not vest on his termination date shall become a forfeiture upon the earlier of (i) the distribution of the Participant’s vested Account or (ii) five consecutive Breaks In Service. Such forfeitures (to the extent not used for reinstatement under Section 8.3), shall be allocated as additional contributions pursuant to Section 5.2. A Participant with no vested interest in the Plan shall be deemed to have received a distribution on his termination date.

8.3	Participant’s Reinstatement of Forfeiture. If a Participant is reemployed in accordance with Section 3.4 and (i) he has less than five Breaks In Service and (ii) at the time of his termination date he had a forfeiture of all or part of his Accounts, then the value of his forfeiture at his date of forfeiture shall be reinstated to his Account on the Accounting Date coincident with or next following his Reemployment Date if the Participant repays the amount previously distributed within five years of his Reemployment Date. Partial repayments are not allowed for purposes of Section 8.3. The amount repaid pursuant to this Section 8.3 shall be fully vested. Repayment can be made from another tax qualified plan, an Individual Retirement Account, or personal funds.

ARTICLE IX.

DISTRIBUTION

9.1	Distribution Events. A Participant’s vested Accounts shall be distributed after the Participant’s Disability, termination of employment with the Controlled Group, or death.

9.2	Form of Distribution. Distributions shall be made by either or a combination of the following methods:

(a)	by payment in a single lump sum cash payment.

(b)	by payment in a series of substantially equal annual installments over a period not to exceed five (5) years, provided the maximum period over which the distribution of a

Participant’s Account may be made shall be extended by 1 year, up to five (5) additional years, for each $170,000 (or fraction thereof) by which such Participant’s Account balance exceeds $850,000 (the aforementioned figures are subject to cost-of-living adjustments prescribed by the Secretary of the Treasury pursuant to Section 409(o)(2) of the Code).

Except for cases specifically set forth in Section 9.3, a Participant may elect to receive any portion of their Account invested in Stock in shares of stock instead of receiving a cash lump sum.

9.3	Timing of Distributions. Distribution of the balance of a Participant’s Account generally shall commence as soon as practicable after his termination of Service for any reason, but no later than one year after the close of the Plan Year: (i) in which the Participant separates from Service by reason of attainment of his Normal Retirement Date under the Plan, Disability, or death; or (ii) which is the fifth Plan Year following the year in which the Participant resigns or is dismissed, unless he is reemployed before such date. Distribution to a Beneficiary shall be made by the end of the calendar year following the calendar year of the Participant’s death.

Unless otherwise elected by the Participant pursuant to Section 9.4, a distribution from the Plan must commence no later than 60 days after the close of the Plan Year in which the Participant attains age 65, reaches the 10th anniversary of his commencement of participation under Section 3.1, terminates employment or retires, whichever is last to occur.

Notwithstanding any provision herein to the contrary, effective as of March 28, 2005, if the value of a Participant’s vested Account balance at the time of any distribution does not exceed $1,000, then such Participant’s vested Account shall be distributed in a lump sum within 60 days after the end of the Plan Year in which employment terminates. In the event of a distribution of more than $1,000 but not exceeding $5,000 is made in accordance with the above without the Participant’s consent, then the Plan Administrator shall pay the distribution in a direct rollover to an individual retirement plan designated by the Plan Administrator in accordance with Code Section 401(a)(31)(B) and the regulations promulgated thereunder. All distributions of $5,000 or less than are made pursuant to this Section without the Participant’s consent shall be made in cash.

9.4	Deferral of Distribution. If the amount of a Participant’s vested Accounts (not including their Rollover Account) exceeds $5,000, or such higher amount as may be permitted under Code Section 417(d), as of his date of distribution, he may elect to defer commencement of his distribution. If a Participant defers his distribution, and does not specify a date of commencement and a method of distribution at that time, he may elect to receive his distribution according to the method specified in Section 9.2 by filing the appropriate form with the Bank at least 60 days (or such other period as specified by the Bank) prior to the desired commencement date. If no election of date or method of distribution is made by the 60th day prior to a Participant’s Normal Retirement Date, the Participant will be deemed to have elected distribution as a lump sum payment at his Normal Retirement Date. Distribution to a five-percent owner Participant as defined in Code Section 416(i) shall be made no later than April 1 of the calendar year following the calendar year in which the Participant reaches or would have reached age 70-1/2.

9.5	Reemployment of Participant. If a Participant who terminated employment again becomes an Employee before receiving a distribution of his Accounts, no distribution from the Plan will be made until he again is entitled to a distribution under this Plan.

9.6	Valuation of Accounts. A Participant’s Accounts for purposes of determining the amount to be distributed shall be valued as of the preceding Accounting Date plus any additional contributions made to his Accounts pursuant to Article V after such Accounting Date.

9.7	Minimum Distribution Requirements. All distributions under the Plan shall be made in accordance with Code Section 401(a)(9) and final Treasury Regulations Sections 1.401(a)(9)-1 through 1.401(a)(9)-9, including the minimum distribution incidental benefit requirements of Code Section 401(a)(9)(G). The provisions of this Section 9.7 override any distribution options under the Plan if inconsistent with the requirements of Code Section 401(a)(9).

9.8	Eligible Rollover Distributions. Notwithstanding any provision of the Plan to the contrary that would otherwise limit a Distributee election under this Section 9.8, a Distributee may elect, at the time and in the manner prescribed by the Committee, to have any portion of an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan specified by the Distributee in a Direct Rollover. Such distribution may commence less than 30 days after notice is given about the Participant’s right to make a Direct Rollover, provided that the Plan Administrator informs the Participant that he has at least 30 days after receiving such notice to consider whether or not to make a Direct Rollover and the Participant, after receiving the notice, affirmatively elects to receive the distribution.

9.9	Delayed Payments. If the amount of a distribution required to begin on a date cannot be ascertained by such date or if it is not possible to make such payment on such date because the Committee has been unable to locate a Participant or Beneficiary after making reasonable efforts to do so, a payment retroactive to such date may be made no later than 60 days after the earliest date on which the amount of such payment can be ascertained or the date on which the Participant or Beneficiary is located.

9.10	Unlocated Participants. If the Committee is unable, after reasonable and diligent effort, to locate a Participant or Beneficiary entitled to payment under the Plan, the payment due will be treated as a forfeiture for such Plan Year. If before final distributions are made from the Trust Fund following termination of the Plan, such Participant or Beneficiary files a claim for benefit, he will be reinstated in the amount forfeited. Notification by certified or registered mail to the last known address of the Participant or Beneficiary is deemed a reasonable and diligent effort to locate this person.

9.11	Distributions Under a Qualified Domestic Relations Order. This Plan will permit distributions to an alternate payee under a “qualified domestic relations order” (as defined in Section 414(p) of the Code) at any time, irrespective of whether the Participant has attained the earliest retirement age (as defined in Section 414(p) of the Code) under the Plan. A distribution to an alternate payee prior to the Participant’s attainment of earliest retirement age is available only if: (1) the order specifies distribution at that time or permits an agreement between the Plan and alternate payee to authorize earlier distribution; and (2) the present value of the alternate payee’s benefit under the Plan exceeds $5,000 and the alternate payee consents to any distribution occurring prior to the Participant’s attainment of earliest retirement age. Nothing in this section shall give the Participant a right to receive a distribution at a time otherwise not permitted under the Plan nor does it permit the alternate payee to select a method of distribution not otherwise permitted under the Plan.

The Committee must establish reasonable procedures to determine the qualified status of a qualified domestic relations order. Within a reasonable period of time after receiving a domestic relations order, the Committee must determine the qualified status of the order and must notify the Participant and each alternate payee of its determination. During the period the Committee is making its determination of the qualified status of a domestic relations order, the Committee must make separate accounting of the amounts payable under the order. If the Committee determines that the order is a qualified domestic relations order within 18 months of the date amounts are payable following receipt of the order, the Committee will direct the Trustee to distribute such amounts in accordance with the order. If the Committee does not make its determinations of the qualified status of the order within the 18 months determination period, the Committee will direct the Trustee to distribute the amounts payable in the manner the Plan would distribute if the order did not exist. The Committee will apply the order prospectively if the Committee later determines the order to be a qualified domestic relations order. The term “alternate payee” shall mean any spouse, former spouse, child or other dependent of the Participant who is recognized by the domestic relations order as having a right to receive all, or part of, the benefit payable under the Plan with respect to such Participant.

ARTICLE X.

WITHDRAWALS AND LOANS

10.1	Withdrawals. Withdrawals from the Plan prior to termination of employment are not allowed.

10.2	Loans to Participants. Loans to Participants are not allowed.

ARTICLE XI.

OPERATION OF THE PLAN

11.1	Named Fiduciaries. The named fiduciaries, who shall have authority to control and manage the operation and administration of the Plan, are as follows:

(a)	the Bank, which shall have the sole right to appoint and remove the members of the Committee, the Trustee, and any investment manager;

(b)	the Committee, which shall be the Plan Administrator and the Agent for service of legal process and shall have the authority and duties specified in Article XII hereof; and

(c)	the Trustee, which shall have the authority and duties specified in the Plan and Trust Agreement.

11.2	Actions of the Fiduciaries. Any fiduciary with respect to the Plan:

(a)	may serve in more than one fiduciary capacity with respect to the Plan;

(b)	may employ one or more persons to render advice with regard to or carry out any responsibility that such fiduciary has under the Plan; and

(c)	may rely upon any direction, information or action of any other fiduciary, acting within the scope of its responsibilities under the Plan, as being proper under the Plan, except as otherwise provided by law.

11.3	Procedures for Plan Operation.

(a)	The adoption, amendment and termination of the Plan and appointment of certain fiduciaries to carry out the operation and administration of the Plan shall be the responsibility of the Bank. The procedures for amending and terminating the Plan and for appointment of such fiduciaries are set forth in Article XII through XVI.

(b)	The responsibilities of the Committee and the Trustee for the operation and administration of the Plan are allocated among them by virtue of the several Articles of this Plan and the Trust Agreement wherein their respective duties are specified.

(c)	Each fiduciary shall have only the authority and duties as are specifically given to it under this Plan, shall be responsible for the proper exercise of its own authority and duties, and shall not be responsible for any act or failure to act of any other fiduciary, except as otherwise provided by law.

(d)	The basis upon which payments are to be made to the Plan and from the Plan are set forth in Articles IV through X.

11.4	Funding Policy. The funding policy under the Plan, and the procedures for carrying out such policy and method, shall be in accordance with Article V, and shall, additionally, include determination by the Committee from time to time of expected disbursements from the Trust Fund for distributions, or otherwise in accordance with the Plan.

11.5	Assets in Trust. Except as otherwise permitted under the Plan, all assets of the Plan shall be held in trust by the Trustee who upon acceptance of such office shall have exclusive authority and discretion to manage and control the assets of the Plan subject to the terms of the Plan, Trust Agreement and any contract with an independent investment manager engaged under Section 12.4(l).

11.6	Expenses. The reasonable expenses incident to the operation of the Plan, fees for professional services and the costs of such other technical or clerical assistance as may be required, shall be paid out of the Trust Fund, to the extent not paid for by the Employer.

ARTICLE XII.

PLAN ADMINISTRATION AND THE COMMITTEE

12.1	Appointment of Committee. The administration of the Plan and the Trust shall be vested in a Committee of at least three (3) persons who shall be appointed by the Bank. A person appointed a member of the Committee shall signify his acceptance in writing. The Bank may remove or replace any member of the Committee at any time in its sole discretion, and any Committee member may resign by delivering his written resignation to the Bank, which resignation shall become effective upon its delivery or at any later date specified therein. If at any time there shall be a vacancy in the membership of the Committee, the remaining member or members of the Committee shall continue to act until such vacancy is filled by action of the Bank.

12.2

Action by Committee. The Committee shall hold meetings upon such notice, at such place or places, and at such times as its members may from time to time determine. A majority of its members at the time in office shall constitute a quorum for the transaction of business. All action taken by the Committee at any meeting shall be by vote of the majority of its members present at such meeting, except that the Committee also may act without a meeting by a consent signed by a majority of its members. No member of the Committee may participate in a Committee action on a matter where that member has a an individual interest as a Plan Participant. These matters will be determined by a majority of the other Committee members. If in any case in which any Committee member is so disqualified to act, the remaining members cannot act by majority vote, or if the disqualified member is the only member of the Committee, the Sponsor shall appoint a temporary substitute member to exercise all of the powers of the disqualified member concerning the matter in which the disqualified member is not qualified to act.

12.3	Rules and Regulations. Subject to the terms of the Plan, the Committee may from time to time adopt such by-laws, rules and regulations as it shall deem appropriate for the administration of the Plan and for the conduct and transaction of its business and affairs.

12.4	Powers. The Committee shall have such powers as may be necessary to discharge its duties under the Plan, including the power:

(a)	to interpret and construe the Plan, to determine all questions with regard to employment, eligibility, service, earnings, distributions and such factual matters as date of birth and marital status, and similarly related matters for the purpose of the Plan. The Committee’s determination of all questions arising under the Plan shall be conclusive upon all Participants, the Board of Directors, the Bank, the Trustee, and other interested parties;

(b)	to prescribe procedures to be followed by Participants and Beneficiaries filing applications for benefits;

(c)	to prepare and distribute to Participants information explaining the Plan;

(d)	to appoint or employ individuals to assist in the administration of the Plan and any other agents it deems advisable, including legal and accounting counsel;

(e)	to instruct the Trustee to make disbursements pursuant to the Plan;

(f)	to receive and review reports of disbursements from the Trust Fund made by the Trustee;

(g)	to receive and review any periodic audit of the Plan made by a Certified Public Accountant;

(h)	to review the investment policy of the Plan from time to time;

(i)	to require from the Trustee written accountings, and such other information as the Committee may request from time to time, in accordance with the Trust Agreement;

(j)	to receive and review periodic accountings of the Trustee;

(k)	to request reports and information from the Trustee; and

(l)	subject to the approval of the Bank, to engage an independent investment manager or managers and such other professional advisors or advisees as it may deem necessary or desirable.

The Committee shall have no power to add to, subtract from or modify any of the terms of the Plan, or to change or add to any benefits provided by the Plan, or to waive or fail to apply any requirements for eligibility for a benefit under the Plan.

12.5	Records. The Committee shall keep accurate records and minutes of its proceedings and actions. It shall prepare, or cause to be prepared, such periodic reports to the U.S. Labor Department and the Internal Revenue Service as may be required pursuant to ERISA.

12.6	Authority to Act. The Committee may authorize one or more of its members, officers, or agents to sign on its behalf any of its instructions, directions, notifications, or communications to the Trustee, and the Trustee may conclusively rely thereon and the information contained therein.

12.7	Liability for Acts. No member of the Committee shall be personally liable for any error or omission of commission unless such error results from his own gross negligence, willful misconduct, or lack of good faith; nor shall any member of the Committee be personally liable for any act of gross negligence, willful misconduct, or lack of good faith of any other member or members of such Committee, to the fullest extent permissible by law.

12.8	Compensation and Expenses. Unless authorized by the Bank, a member of the Committee shall not be compensated for his service, but shall be reimbursed for reasonable expenses incident to the performance of such service.

12.9	Indemnification. The Committee and the individual members thereof shall be indemnified by the Bank against any and all liabilities arising by reason of any act or failure to act made in good faith pursuant to the provisions of the Plan, including expenses reasonably incurred in the defense of any claim relating thereto.

12.10 Denied	Claims.

(a)	If any application for payment of a benefit under the Plan shall be denied, the Committee shall:

(i)	notify the claimant within a reasonable time of such denial setting forth the specific reasons therefore; and

(ii)	afford such claimant a reasonable opportunity for a full and fair review of the decision denying his claim.

(b)	Notice of such denial shall set forth, in addition to the specific reasons for the denial, the following:

(i)	Reference to pertinent provisions of the Plan.

(ii)	Such additional information as may be relevant to denial of claim.

(iii)	An explanation of the claims review procedure.

(iv)	Advice that such claimant may request the opportunity to review pertinent plan documents and submit a statement of issues and comments.

(c)

Within ninety (90) days following advice of denial of his claim, upon request made by any claimant for a review of such denial, the Committee shall take appropriate steps to review its decision in light of any further information or comments submitted by such claimant. The Committee shall be empowered to hold a hearing at which such claimant shall be entitled to present the basis of his claim for review and at which he may be represented by counsel.

(d)	The Committee shall render a decision within sixty (60) days after claimant’s request for review (which may be extended to 120 days if circumstances so require) and shall advise claimant in writing of its decision on such review, specifying its reasons and identifying appropriate provisions of the Plan. Within sixty (60) days after receipt by the Committee of a written request for review of his claim, or the event of special circumstances which require an extension of time for processing such application for review, but not later than 120 days after receipt of such application, the Committee shall notify the claimant of its decision by delivery or by certified or registered mail to his last know address. The decision of the Committee shall be in writing and shall include specific reasons for the decision presented in a manner calculated to be understood by the claimant and shall contain references to all relevant Plan provisions on which the decision was based. The decision of the Committee shall be final and conclusive.

12.11	Effect of Fiduciary Action. The Plan shall be interpreted by the Plan Administrator and all Plan fiduciaries in accordance with the terms of the Plan and their intended meanings. However, the Plan Administrator and all Plan fiduciaries shall have the discretion to make any findings of fact needed in the administration of the Plan, and shall have the discretion to interpret or construe ambiguous, unclear or implied (but omitted) terms in any fashion they deem to be appropriate in their sole judgment. The validity of any decision shall not be given de novo review if challenged in court, by arbitration or in any other form, and shall be upheld unless clearly arbitrary or capricious. To the extent the Plan Administrator or any Plan fiduciary has been granted discretionary authority under the Plan, the Plan Administrator’s or Plan fiduciary’s prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter. If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or exclusive judgment, the provision shall be considered ambiguous and shall be interpreted by the Plan Administrator and all Plan fiduciaries in a fashion consistent with its intent, as determined by the Plan Administrator in its sole discretion. The Plan Administrator, acting as a nonfiduciary settlor and without the need for Bank approval, shall amend the Plan retroactively to cure any such ambiguity, notwithstanding anything in the Plan to the contrary. This Section 12.11 may not be invoked by any person to require the Plan to be interpreted in a manner which is inconsistent with its interpretation by the Plan Administrator or by any Plan fiduciary. All actions taken and all determinations made in good faith by the Plan Administrator or by Plan fiduciaries shall be final and binding upon all persons claiming any interest in or under the Plan.

ARTICLE XIII.

THE TRUST

13.1

Trust Agreement. The Bank shall enter into a Trust Agreement with a Trustee elected by it in its sole discretion, and the Trustee shall receive the contributions to the Trust Fund made by the Employer pursuant to the Plan and shall hold, invest, reinvest, and distribute such Trust Fund in accordance with the terms and provisions of the Trust Agreement. The Bank may, at its sole discretion, appoint one or more investment managers other than the Trustee to manage all or any portion of the assets of the Plan as specified in the Trust Agreement. The Bank will determine the form and terms of such Trust Agreement and may modify such Trust Agreement from time to time to accomplish the purposes of this Plan and may, in its sole discretion, upon 30 days advance notice, remove any Trustee and select any successor Trustee. A Trustee may resign upon giving written advance notice of such resignation to the Bank at least 30 days prior to the effective date of resignation. The Trust Agreement may provide that the Trust Fund thereunder may be used to fund this Plan and other qualified plans maintained by the Bank or any other Controlled Group member which meet the requirements of Section 401(a) of the Code.

13.2	Benefits Supported Only by Trust Fund. Any person having any claim under the Plan will look solely to the assets of the Trust Fund for satisfaction; and the Employer, any of its officers, Employees, members of its board of directors or agents, shall not be liable in their individual capacities to any person whomsoever, under the provisions of the Plan or of the Trust Agreement.

13.3	Trust Fund Applicable Only to Payment of Benefits. The Trust Fund will be used and applied only in accordance with the provisions of the Plan, to provide the benefits thereof, and no part of the corpus or income of the Trust Fund will be used for, or diverted to, purposes other than for the exclusive benefit of Participants and other persons thereunder entitled to benefits, except to the extent provided in Sections 11.6, 13.2, and Article XV hereof with respect to return of contributions, expenses of administration and termination of the Plan, respectively.

ARTICLE XIV.

AMENDMENT TO THE PLAN

14.1	Right to Amend. The Bank reserves the right by resolution of the Board of Directors, at any time and from time to time, subject to the limitations hereinafter provided, to amend in whole or in part any or all provisions of the Plan. Each amendment shall be effected by the adoption of a resolution and the execution of a written amendment signed by the Bank’s President or appropriate officer and shall become effective on the date specified therein. Notwithstanding anything to the contrary herein, the Bank, or its successor, shall not have the right to amend the Plan following the effective date of a Change in Control, except to the extent required by the Internal Revenue Service in order to receive a favorable determination letter under Code Section 401(a) upon termination of the Plan.

14.2	Restrictions on Amendment. No amendment of the Plan may be made which shall:

(a)	deprive any Participant or Beneficiary of any part of an Account as constituted at the time of such amendment;

(b)	result in the reversion to an Employer of any part of the Trust Fund contrary to the provisions of the Plan; or

(c)	increase the duties or responsibilities of the Trustee without the Trustee’s written consent.

ARTICLE XV.

TERMINATION OF THE PLAN

15.1	Events Constituting Termination.

(a)

It is expressly declared to be the desire and intention of each Employer to continue the Plan and Trust in existence for an indefinite period of time. However, circumstances not now anticipated or foreseeable may arise in the future, as a result of which an Employer may deem it to be impracticable or unwise to continue the Plan and the Trust established hereunder, and each Employer therefore reserves the right to terminate its participation in the Plan and the Trust established hereunder, and each Employer therefore reserves the right to terminate the Plan (insofar as it affects its employees) at any time. Only the Bank shall have the authority to terminate the Plan and Trust in its entirety. Such termination shall be effected by a written instrument of termination executed by such Employer’s President or appropriate officer. A copy of such instrument shall be delivered to the Trustee, to each other Employer and to the Committee.

(b)	With respect to any Employer, its adjudication of bankruptcy or insolvency by any court of competent jurisdiction; its making of a general assignment for the benefit of creditors; its dissolution, merger, consolidation, other reorganization or discontinuance of business, unless the Plan is continued by a successor company; or its complete discontinuance of contributions, shall operate to terminate the Plan with respect to such Employer.

15.2	Allocation of Assets. Upon termination under Section 15.1 or upon partial termination of the Plan with respect to a group of Participants, the benefits of Participants affected thereby shall become fully vested and nonforfeitable.

15.3	Manner of Distribution. Subject to the foregoing provisions of this Article XV, any distribution after termination of the Plan may be made, in whole or in part, to the extent that no discrimination results, in cash, securities or other assets in kind (based on their fair market value as of the date of distribution), as the Committee in its discretion shall determine.

15.4	Termination due to Change in Control. In the event of termination of the Plan due to a Change in Control, effective as of the effective date of the Plan’s termination or as soon thereafter as is reasonably practicable, the Plan Administrator shall direct the Trustee to repay the outstanding exempt loan after the application of any Employer Contributions for the Plan Year in which the Plan is terminated, through application of the merger consideration paid with respect to shares held in the Unallocated Stock Fund. After the allocation of shares based on repayment of the exempt loan with any Employer Contributions and dividends, all remaining shares or other consideration held in the suspense account shall be treated as earnings of the Plan and shall be allocated in accordance with the requirements of Section 5.9. After the Change in Control’s effective time, all assets of the Trust Fund remaining after repayment of the exempt loan shall be maintained by the Trustee. Participants’ Accounts, to the extent consisting of cash, shall be invested as the Plan Administrator shall from time to time direct in short-term interest bearing securities or deposit accounts, pending distribution in connection with the final liquidation of the Trust Fund.

Notwithstanding any provision in the Plan to the contrary, upon termination of the Plan and completion of the final accounting and allocation of the Trust assets, all Participant Accounts shall be distributed as soon as administratively feasible in a lump sum to each Participant, without consideration to the amount of the Participant’s Account balance and without consideration to whether or not the Participant consents to such distribution. In addition, from the effective date of the Plan’s termination until the Plan’s receipt of a favorable determination letter in connection with an application filed with the Internal Revenue Service upon termination of the Plan, no distributions shall be made from Participant Accounts, other than those required by applicable law, as required under the terms of the Plan, ERISA, the Code or applicable regulations and guidance thereunder.

15.5	Residual Amounts. In no event shall the Employers receive any amounts from the Trust Fund upon termination of the Plan.

15.6	Liquidation of Trust Fund. The Trust and the Trust Fund shall continue in existence after the termination of the Plan for such period of time as may be required to complete the liquidation thereof in accordance with the terms of this Article XV.

ARTICLE XVI.

MISCELLANEOUS PROVISIONS

16.1	No Assignment of Benefit. No benefit under the Plan, nor any other interest hereunder of any Participant or Beneficiary shall be signable, transferable or subject to sale, mortgage, pledge, hypothecation, commutation, anticipation, garnishment, attachment, execution, or levy of any kind, and the Trustee shall not recognize any attempt to assign, transfer, sell, mortgage, pledge, hypothecate, commute or anticipate the same, except to the extent required by law. Notwithstanding the foregoing, assignment of benefits may be permitted for Participants, subject to a qualified domestic relations order as defined in Code Section 414. Upon assignment pursuant to a qualified domestic relations order, the benefit payable to the alternate payee may be immediately distributed.

16.2	No Implied Rights to Employment. Neither this Plan, the payment of contributions by the Employer or the Trust Fund, nor the payment of any benefits pursuant to the Plan shall be construed to create any obligation upon the Employer to continue to make contributions to the Plan or to give any present or future employee any right to continued employment.

16.3	Plan Assets, Merger or Transfer. There shall be no merger or consolidation with, or transfer of assets or liabilities of the Plan to, any other plan unless each Participant in the Plan would, if the Plan terminated after such merger, consolidation, or transfer of assets or liabilities, receive a benefit immediately thereafter equal to or greater than the benefit that he would have been entitled to receive immediately before such merger, consolidation or transfer if the Plan had then terminated.

16.4	Benefits Payable to Minors and Incompetents. Whenever any person entitled under this Plan shall be a minor or under other legal disability or in sole judgment of the Committee shall otherwise be unable to apply such payments to his own best interest and advantage (as in the case of illness, whether mental or physical, or where the person not under legal disability is unable to preserve his estate for his own best interest), the Committee may in the exercise of its discretion direct all or any portion of such payments to be made in any one or more of the following ways unless claim shall have been made therefore by any existing and duly appointed guardian, conservator, or other duly appointed legal representative, in which event payment shall be made to such representative:

(a)	directly to such person unless such person shall be an infant or shall have been legally adjudicated incompetent at the time of payment;

(b)	to the spouse, child, parent, or other relative of the person entitled in trust for the benefit of such person, such funds to be expended on behalf of the person entitled or in support of any dependents as to whom the person entitled has the duty of support;

(c)	to a charitable organization qualified under Code Section 501(c)(3) or a governmental institution to be expended by such organization or institution for the benefit of the person entitled or for the support of those dependents as to whom the person entitled has the duty of support; or

(d)	to the spouse, child, parent, or other relative of the person entitled as custodian for the person entitled under the Uniform Transfers to Minors Act or Uniform Gifts to Minors Act.

The decision of the Committee, in each case, will be final and binding upon all persons, and the Committee shall not be obligated to see to the proper application or expenditure of any payments so made. Any payment made pursuant to the power herein conferred upon the Committee shall operate as a complete discharge of the obligations of the Trustee and of the Committee.

16.5	Effectuation of Interest. In the event it should become impossible for the Bank, or the Committee, to perform any act required by the Plan, the Bank or either committee may perform such other act as it in good faith determines will most nearly carry out the intent and purpose of the Plan.

16.6	Headings and Construction. The headings of Articles and Sections of this Plan are for convenience of reference only, and in case of any conflict between any such headings and the text of this Plan, the text shall govern. In this Plan document, unless the context clearly indicates otherwise, the singular shall include the plural and the masculine gender shall include the feminine.

16.7	Copy of Plan. An executed copy of the Plan shall be available for inspection by any Employee or other persons entitled to benefits under the Plan at reasonable times at the office of the Employer.

16.8	Governing Law. Except as otherwise required by law, the Plan and all matters arising thereunder shall be governed by the laws of the State of Florida.

16.9	USERRA Provisions. Notwithstanding any provisions of this Plan to the contrary, contributions, benefits, and Years of Service with respect to military service will be provided in accordance with Code Section 414(u). Loan repayments will be suspended under this Plan as permitted under Code Section 414(u)(4).

16.10	Notification of Mailing Address. Each participant and other person entitled to benefits hereunder shall file with the Committee from time to time, in writing, his post office address and each change of post office address, and any check representing payment hereunder and any communication addressed to a Participant, a former Participant, or a Beneficiary hereunder at his last address filed with the Committee (or, if no such address has been filed, then at his last address as indicated on the records of the Employer) shall be binding on such person for all purposes of the Plan, and neither the Committee nor the Trustee shall be obliged to search for or ascertain the location of any such person.

If the Committee, for any reason, is in doubt as to whether payments are being received by the person entitled thereto, it may, by registered mail addressed to the person concerned at his address last known to the Committee, notify such person that all unmailed and future payments shall be henceforth withheld until he provides the Committee with evidence of his continued life and his proper mailing address or his Beneficiary provides the Administrative Committee with evidence of his death.

16.11	Written Communications Required. Any notice, request, instruction, or other communication to be given or made hereunder shall be in writing and either personally delivered to the addressee or deposited in the United States mail fully postpaid and properly addressed to such addressee at the last address for notice shown on the Committee’s records.

16.12	Benefits Payable at Office of Trustee. All benefits hereunder shall be payable at the office of the Trustee.

ARTICLE XVII.

TOP-HEAVY PROVISIONS

17.1	Application of Section. The following additional provisions shall apply to Participants as of the first day of any Plan Year in which the Plan is determined to be a Top-Heavy Plan and shall continue in effect even if the Plan ceases to be a Top-Heavy Plan. Where they are in conflict with the remaining provisions of the Plan, these provisions shall control.

17.2	Definitions.

(a)	“Key Employee” and “Non-Key Employee” are defined in Code Section 416(i).

(b)	“Determination Date” means the last day of the Plan’s immediately preceding Plan Year.

(c)	“Top-Heavy Plan” means this Plan for any Plan Year if, as of the Determination Date, the aggregate of the accounts under the Plan for Participants (including inactive Participants) who are Key Employees exceeds 60% of the present value of the aggregate of the accounts under the Plan for all Participants, excluding inactive Key Employees. For purposes of this definition, this Plan and the following plans shall be considered one plan:

(1)	each qualified plan of the Employer in which at least one Key Employee participates or participated at any time during the determination period (regardless of whether the plan has terminated), and any other qualified plan of the Employer which enables this same plan to meet the requirements of Code Sections 401(a)(4) or 410, or

(2)	any other plan or plans of the Employer which, when considered as a group with this Plan or any plan(s) in (1) above, would continue to satisfy the requirements of Code Section 401(a)(4) and 410.

17.3	The account value as of the Determination Date shall be determined as follows:

(a)	Any future Employer Contributions allocated as of that date shall be excluded, or

(b)	Rollovers and transfers shall be included or excluded as described below.

(1)

Distributions and transfers made within the Plan Year ending on the Determination Date or the preceding four Plan Years (in the case of a distribution made for a reason other than separation from Service, death or disability) shall be included in the account value unless they are made to a plan maintained by a Controlled Group member or it is not initiated by the Employee.

(2)	A rollover or transfer to this Plan shall be included in the account value if accepted into this Plan prior to 1984. A rollover or transfer accepted into this Plan after the last day of the Plan Year beginning in 1983 shall be included in the account value only if it comes from a plan maintained by a Controlled Group member or it is not initiated by the Employee.

(c)	After tax contributions shall be included.

17.4	Vesting Schedule. For any Plan Year in which the Plan is Top-Heavy, the vesting for each Participant shall be determined in accordance with the schedule below if it results in a higher vested percentage for a Participant. Once in effect for a Participant, this vesting schedule shall always be in effect for that Participant.

Years of Service	Percent Vested
Less than 2	0%
2	20%
3	40%
4	60%
5 or more	100%

17.5	Minimum Contribution. For any Plan Year in which the Plan is Top-Heavy, the Employer Contribution made for each non-Key Employee who is employed on the last day of the Plan Year shall be equal to the lesser of: (i) 3% of each non-Key Employee’s Earnings for such Plan Year and (ii) the percentage of Earnings contributed by the Employer (including salary deferral contributions) on behalf of the Key Employee for when such percentage is highest. If the Participant is a participant in a defined benefit plan sponsored by the Employer and receives the minimum benefit under that plan or a participant in another defined contribution plan sponsored by the Employer and receives the minimum contribution under that plan, no minimum contribution shall be made under this Plan.